                                                                   EXHIBIT 10.13

                        SELEX MINI-ENGINE OEM AGREEMENT


          This Agreement made as of the 26th day of May, 1994, by and between SELEX SYSTEMS U.S.A. Inc., a California corporation (hereinafter "SSUI") having its principal office at 1875 So. Grant, Suite 770, San Mateo, California 94402 and CALCOMP INC., a California corporation (hereinafter "Buyer"), having its principal office at 2411 West La Palma, Anaheim, California 92803.


                             W I T N E S S E T H:
                             -------------------

          WHEREAS, Buyer desires to purchase from SSUI on a non-exclusive basis units of a certain component for incorporation by Buyer into ink jet plotters to be marketed by Buyer under its private label; and

          WHEREAS, SSUI agrees to cause the manufacture of such component by Copyer Co., Ltd. ("Copyer"), and to sell the same to Buyer in accordance with the terms of this Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:


1.   Definitions
     -----------

          A. The term "Equipment" means (i) certain items comprising a mini-engine which are described in the specifications annexed hereto as Exhibit A (collectively, the "Component"), including a certain engine controller (the "Engine Controller") developed by Buyer pursuant to a Development Agreement dated as of May 26, 1994 between Buyer and Copyer, (ii) the spare parts for the Component as listed in Exhibit B hereto, and (iii) a certain retaining pin, retaining shaft, and BJ Ink Cartridge, in each case with such engineering changes as may be incorporated therein under the provisions of paragraph 4 hereof. The term "Equipment" does not include any other items unless both parties agree in writing pursuant to a separate negotiation.

          B. "Calendar Quarter" as each calendar quarter, or part thereof, to occur during the relevant period.

2.   Purchase and Sale
     -----------------

          A. SSUI agrees to sell units of the Equipment to Buyer and Buyer agrees to purchase the same, upon the terms stated in this Agreement. Buyer agrees to purchase the Equipment only from SSUI. It is Buyer's non-binding forecast that during the first one (1) year of the term of this Agreement Buyer will purchase from SSUI approximately 7000 units of the Component.

          B. Buyer represents and warrants that it is purchasing the Equipment from SSUI solely for incorporation into ink jet plotters to be marketed by Buyer under its trade names and trademarks, as specified in paragraph 5.B below, and that is shall use the Equipment for no other purpose. Buyer represents and warrants that it is an experienced designer of equipment and/or software for its systems and that it needs no support from SSUI in incorporating the Equipment in its ink jet plotters. Buyer shall be fully responsible for all costs and expenses incurred by it in incorporating the Equipment in such ink jet plotters, including costs of related housing, assembly and packaging.

          C. Buyer represents and warrants that it is in the business of marketing, selling, and/or leasing plotter equipment worldwide, and that Buyer shall market the ink jet plotters containing the Equipment through its affiliates and distribution channels worldwide; provided that in the United States Buyer shall market its ink jet plotters only through its authorized dealer network and directly to large end user customers.

          D. Buyer represents that Buyer shall market and service the Equipment as part of ink jet plotters at its sole risk and without expense to SSUI, except for those responsibilities expressly undertaken by SSUI herein or in the Specifications annexed hereto as Exhibit A. Without limiting the foregoing, Buyer shall, in connection with the distribution efforts, be responsible for (i) the exportation of the Equipment from the United States, including compliance with all U.S. export control laws and regulations and payment of all applicable customs duty charges, and (ii) obtaining all necessary governmental approvals and complying with applicable laws and regulations, except as otherwise provided in Exhibit A.

3.   Price, Delivery, Ordering and Payment Terms
     -------------------------------------------

          A. The prices set forth in Exhibit C hereto shall be applicable to Buyer's purchase orders for the Component which are placed during the period through December 31, 1994. SSUI may change the prices for the Component ordered at any time thereafter during the term of this Agreement on ninety (90) days notice to Buyer. The spare parts pricing provisions are set forth in subparagraph 6.A. The prices set forth in Exhibit C-1 shall be applicable to Buyer's purchase orders for the retaining shaft, retaining pin and BJ Ink Cartridge, and SSUI shall have the right to change the prices therefor at any time upon ninety (90) days prior written notice. Once Buyer has placed an Order (as defined in Paragraph C below), the prices of the Equipment shall remain fixed except as follows:

          (i) The parties hereto acknowledge that the prices for the Equipment as set forth in Exhibit C hereto have been determined based on an exchange rate of 107.50 Yen/Dollar (the "Base Exchange Rate"). Subject to the last paragraph of this subparagraph A, if, during any Calendar Quarter, the Exchange Rate (as hereinafter defined) varies from the Base Exchange Rate by 3% or more, the prices for the Equipment delivered to Buyer during the next succeeding Calendar Quarter shall be adjusted by the amount of the Exchange Rate fluctuation, in accordance with the following formula:

                           AP = P x (ER + BER)
                                    ----------
                                       2ER

                           AP:  the adjusted price
                           P:   the price of Exhibit C
                           ER:  the applicable Exchange Rate
                           BER: the Base Exchange Rate

     As used herein, the "Exchange Rate" shall mean the average of all the official quotation rates to customers quoted by the Bank of Tokyo, Ltd. (Middle Rate of Telegraphic Transfer Selling Rate and Telegraphic Transfer Buying Rate) for the U.S. Dollar in exchange for the Japanese Yen on each business day of the first two calendar months of the relevant Calendar Quarter.

     If, during any Calendar Quarter, the Exchange Rate varies from the Based Exchange Rate by 6% or more, the parties agree to meet and to negotiate in good faith an amendment hereto to remedy and hardship to the party affected by such extreme Exchange Rate fluctuation, which amendment may include a change in the prices for the Equipment, the formula provided above and/or the Base Exchange Rate.

     (ii) The prices of the Equipment have been determined based on assumed applicable United States customs duty rates ("Base Duty Rates"). The Base
Duty Rates or each item of Equipment are set forth in Exhibit C hereto. If with respect to any deliveries hereunder the actual duty varies from the Base Duty Rate, of if any tariffs or surcharges are imposed on the Equipment, with the result that the actual duty rate (however designated) assessed on the importation of the Equipment vary from the Base Duty Rate, then the prices of the Equipment will be multiplied by 100% plus the percentage fluctuation from the Base Duty Rate. The parties recognize that on occasion the U.S. computes duty based on its estimate of fair value rather than the sales price agreed to by the parties, which may result in the duty actually paid being higher or lower than the sum which the percentage initially contemplated by the parties would have yielded. Such increase or decrease shall be treated as a change in duty rate. Further, in the event that the U.S. Government retroactively claims additional duty with respect to orders that have already been paid for, then any such increase from the effective rate originally applied to the order shall be charged to Buyer as provided above. Any retroactive decreases in duty shall be credited to the Buyer as provided above.

         B. SSUI shall deliver all Equipment to Buyer F.O.B. SSUI's designated California area warehouse, whereupon all risk of loss shall pass to Buyer. Prices are inclusive of usual factory tests and inspection, standard commercial export packing for ocean shipment and freight transportation of a surface nature, but exclusive of all expedited transportation requested by Buyer to the point of delivery, all freight transportation or insurance from the point of delivery and any packing other than SSUI's standard commercial export packing, all of which shall be for Buyer's account. Each Order, if requested by Buyer, shall be shipped, at Buyer's expenses, by SSUI from the point of delivery to the destination specified by Buyer in its Order.

         C. Subject to subparagraph E below, Buyer shall order units of Equipment by formal, irrevocable monthly purchase orders ("Orders") which shall
(a) incorporate the terms of this Agreement, by reference to its date, as the only operative terms of such Orders, (b) be received by SSUI before the termination of the Agreement (or thereafter, in the case of spare parts, as provided in subparagraph 6.A below or in the case of the retaining pin and the retaining shaft, as provided in subparagraph 6.C below) (c) identify each item of Equipment by model number, (d) indicate quantity, price (on a pro forma basis, with the invoice price to be determined in accordance with the provisions of this Agreement) and shipping instructions, and (e) specify delivery dates which shall be no sooner than four (4) months from the date of such Order. An Order shall not be deemed accepted unless and until written confirmation thereof is sent to Buyer. Within two (2) weeks of SSUI's receipt of an Order, SSUI shall either accept (as described above) or reject the Order. SSUI shall confirm Orders which are in conformity with the provisions of this Agreement. It is understood and agreed that for administrative convenience Buyer may use its form of purchase order to effect Orders hereunder. If SSUI elects to honor an Order which varies from the provisions hereof, any terms in such Order which conflict with, or supplement, the terms of this Agreement shall be deemed null and void, and this Agreement shall govern.

         D. Buyer may place Orders only during the first ten (10) business days of each calendar month during the terms of the Agreement (or thereafter in the case of spare parts, as provided in Section 6 below). Orders placed by Buyer prior to such ten (10) day period shall be irrevocable, but shall, for purposes of this paragraph 3, be deemed received by SSUI as of the first day of such ten
(10) day period. Each such monthly Order shall specify the number of units to be delivered during the 4th succeeding month (for example, an Order placed during the first ten (10) days of

January shall be delivered during May). Orders shall be for not less than the minimum quantities set forth in Exhibits A and B.

               1. Schedule 1 hereto lists the units of Equipment for which Buyer has heretofore placed Orders and the scheduled delivery dates thereof. The parties intend that all of such Orders shall be subject to the terms and conditions of this Agreement in all respects.

          E. Buyer shall have no right to cancel any Orders of Equipment which have been specifically modified for the Buyer. Buyer may cancel Orders of Equipment or decrease the quantity of Equipment covered by an Order upon written notice to SSUI prior to the then scheduled shipment date of such Equipment, and payment of the following cancellation charges for each unit of the Equipment cancelled:

             Days Prior to then Scheduled
             Delivery Date that Written                 Percentage of
             Notice is Received by SSUI                 Purchase Price
             ----------------------------               --------------
                       0-14                                   20%
                       15-30                                  15%
                       31-90                                  10%
                       91-150                                  3%
                       151+                                    0%

Buyer may also defer scheduled deliveries of Equipment for up to ninety (90) days from the originally requested delivery date of Orders upon Buyer's payment of a deferral charge equal to 0.03% of the purchase price of the Equipment for each day the Order is deferred. SSUI and Buyer recognize that due to the nature of the Equipment the calculation of damages resulting from cancellation or deferral of Orders would be difficult. Therefore, the foregoing deferral and cancellation charges represent fixed and agreed upon liquidation damages in lieu of other damages and are not intended as a penalty.

          F. In each Order, Buyer shall include rolling forecasts estimating the Equipment to be ordered during the next succeeding three (3) months. Each of Buyer's estimates for a particular month shall not vary from the preceding estimate by more than twenty percent (20%) and each Order for a particular month shall not vary by more than twenty percent (20%) from the final monthly estimate for such month.

          G. SSUI shall use its reasonable efforts to ship Equipment to meet Buyer's requested delivery dates; provided, that Buyer's orders and the
                                  --------
requested delivery dates thereunder are in conformity with the provisions of this Agreement;

and provided further, that should worldwide demand for the Equipment exceed
    -------- -------
Copyer's supply thereof, SSUI shall have the right to allocate limited quantities of the Equipment in a fair and reasonable manner among all of its customers, even though this may effectively limit quantities requested by Buyer.

     H. In order to preserve SSUI's claims against its insurance carrier, Buyer shall give notice with respect to any obvious damage which appears to be attributable to conditions in transit no later than thirty (30) days after delivery of the shipment to Buyer (as evidenced by a shipper's receipt therefor), and Buyer shall in addition cooperate in connection with the inspection and insurance report which is customarily made following such notice of insurable damage. Buyer shall be liable for obvious damages to Equipment where the claim has been disallowed by the insurance carrier due to untimely notice by Buyer as required hereunder.

     I. Invoices shall be rendered at the time of delivery of the Equipment, and are payable net thirty (30) days from the actual or requested delivery date, whichever is later. There shall be added to the price of each unit the amount of sales or use tax applicable to the sale by SSUI to Buyer, unless Buyer shall furnish a resale or other exemption certificate to SSUI. Under no circumstances shall there be added to such price the amount of any tax measured by SSUI's gross or net income.

     J. Notwithstanding subparagraphs E and G above, Buyer may, at any time that an emergency situation exists, place an Order for such quantity of spare parts as is required, and SSUI shall use best efforts to deliver such emergency Order within two (2) business days of SSUI's receipt thereof; provided, that
                                                              --------
SSUI shall not be required to maintain particular inventories of spare parts for purposes of filling any such emergency Orders and, should available inventories of spare parts requested by Buyer be limited, SSUI shall have the right to reasonably allocate available spare parts in light of the requirements of SSUI, Buyer and SSUI's other customers. Buyer shall pay a surcharge determined by SSUI to cover its costs and expenses in filling emergency Orders for spare parts.

     K. SSUI agrees that if it sells to any customer any product substantially similar to the Equipment in quantities less than or equal to the quantities previously purchased by Buyer hereunder at a per unit price less than the per unit price then applicable to Buyer in accordance with the provisions of this
Section 3, then the per unit prices to Buyer for units of the Equipment delivered thereafter shall be such lower prices for so long as such lower prices remain in effect for the other customer.

4.   Modifications to Equipment
     --------------------------

          The initial specifications for the Equipment are listed in Exhibit A hereto (the "Specifications"). SSUI, on its own, or at the instance and request of Buyer, may cause Copyer to modify the Equipment or mode of manufacture of the Equipment at any time to meet such amended Specifications which are furnished to Buyer and which improve or do not adversely affect performance, serviceability or salability of the ink jet plotters or interchangeability of spare parts therefor. If SSUI proposes modifications to the Equipment which would substantially change the size or weight of the same, or adversely affect performance, serviceability or salability of the ink jet plotters or interchangeability of spare parts, or materially change the external configuration thereof, SSUI shall discuss such modifications with Buyer in order to obtain Buyer's approval, in writing, which shall not be unreasonably withheld. Approvals shall be deemed given if Buyer does not disapprove the modifications within thirty (30) days of receipt of SSUI's written request therefor.

5.   Service, Training and Promotional Activities
     --------------------------------------------

          A. Buyer shall be required, at its own cost and expense, to provide adequate service, including in-warranty service, to Buyer's customers for the ink jet plotters containing the Equipment for a reasonable time (including after termination of the Agreement).

          B. Buyer shall promote and market the Equipment in ink jet plotters to be marketed under Buyer's own trade names and trademarks. Buyer shall not use SSUI trademarks and shall not describe itself as a "Selex Systems Distributor". Under no circumstances shall Buyer use the name "Selex" as part of its corporate or business name, or in any other way in connection with marketing of ink jet plotters.

6.   Spare Parts
     -----------

          A. SSUI's current list and prices of spare parts is set forth in Exhibit C-1 hereto. SSUI shall have the right to substitute a new list of spare parts, and to change the prices therefor, at any time upon ninety (90) days prior notice to Buyer. Buyer may place Orders pursuant to this Agreement during the term of the Agreement and for a period of five (5) years from the date of expiration or termination of the Agreement or the date of discontinuance of the Component, whichever event occurs first, for any spare parts (i) which during such five (5) year period are made generally available by SSUI through its published spare parts lists for the Component, or (ii) which are unique and not readily available from third party sources. SSUI may change the prices for spare parts at any time during such five (5) year period upon ninety (90) days prior notice to Buyer. Notwithstanding the foregoing, SSUI will give Buyer prior written notice of the discontinuance of the Component and the withdrawal of any spare part from SSUI's published list of generally available spare parts, and Buyer shall have the opportunity to make a final purchase of such spare part.

          B. Buyer shall purchase a stock of spare parts adequate for Buyer to maintain a reasonable level of service of the Equipment. In this regard, Buyer and SSUI shall jointly determine an appropriate initial inventory of spare parts to be stocked by or on behalf of Buyer utilizing generally as the basis for such determination the SSUI estimates previously furnished Buyer.

          C. During the period that Buyer may place orders for spare parts hereunder, Buyer may also order the retaining shaft and retaining pin, and SSUI may change the prices for such items at any time on ninety (90) days prior notice.

7.  Inspection and Warranty
    -----------------------

           A. The Equipment shall have been inspected and where applicable tested prior to shipment to determine if the same conforms to the relevant specifications and Copyer's reference manuals and other technical information it has published. Buyer shall also have the right to conduct its own inspection test of the Equipment within thirty (30) days after the date of delivery. If Buyer determines that the items do not substantially so conform, it shall, within fifteen (15) days after completion of the inspection, notify SSUI and request SSUI to institute a consulting inspection. Even if the ensuing inspection results in a disagreement as to the conformity of the item(s), SSUI shall use its best efforts to achieve the required conformation at the least possible expense. If such effort does not yield a result satisfactory to Buyer and Buyer exercises its right of rejection SSUI has the right to repair or replace, at SSUI's option, rejected Equipment at no charge (including transportation charge) within thirty (30) days after SSUI's receipt of Buyer's fifteen (15) day notice. Should it be subsequently determined that Buyer has wrongfully rejected such item(s), Buyer shall be liable to SSUI for all expenses incurred. Upon shipment to Buyer, Equipment must be paid for within the time frames provided in this Agreement, even if thereafter rejected by Buyer for nonconformance under the circumstances set forth herein.

             In the event that SSUI does not replace rejected Equipment within the time frame specified above, SSUI shall grant Buyer a credit in an amount equal to the invoice price of the rejected item against future payments to be made by Buyer for Equipment hereunder. Such credit shall be reversed and invoiced when the replacement is effected.

         B. THE EQUIPMENT SOLD TO BUYER HEREUNDER IS SOLD "AS IS" AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING

ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE USE OR PERFORMANCE OF THE EQUIPMENT. SSUI WILL NOT BE LIABLE FOR PERSONAL INJURY OR PROPERTY DAMAGE (UNLESS CAUSED BY SSUI'S NEGLIGENCE), LOSS OF PROFIT OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE THE EQUIPMENT, OR FOR ANY DAMAGES (REGARDLESS OF THEIR NATURE) TO THE EXTENT CAUSED BY BUYER'S FAILURE TO FULFILL ITS RESPONSIBILITIES AS SET FORTH IN THIS AGREEMENT. IN NO EVENT SHALL SSUI'S LIABILITY HEREUNDER EXCEED THE STATED SELLING PRICE OF THE EQUIPMENT TO BUYER.

          C. Buyer acknowledges that (i) SSUI has made no representations regarding software programming, and the design and implementation thereof, and shall have no liability for use or performance of any such programming or the Equipment in connection with the systems of Buyer's customers, even though Buyer discusses the same from time to time with SSUI employees, and (ii) payment for the Equipment is an independent obligation of Buyer and is not contingent on or dependent upon the services and performance of independent vendors of other components or software.

          D. SSUI shall make available to Buyer on such terms as are generally offered to SSUI's other customers for the Equipment, any modification kits, retrofits or other assistance being furnished by SSUI to assist such customers in correcting epidemic failures in the Equipment or in complying with federal and state laws applicable to the Equipment, it being understood that any such kits or retrofits shall be furnished without charge if made available generally by SSUI to comply with mandatory health or safety laws applicable to the Equipment.

          E. IT IS UNDERSTOOD AND AGREED THAT UPON SELLING OR LEASING THE INK JET PLOTTER THAT CONTAINS THE EQUIPMENT BUYER SHALL DELIVER ITS OWN WARRANTY TO ITS CUSTOMERS.


8.      Relationship of the Parties, Indemnification and Limitation of Liability

        ------------------------------------------------------------------------

          A. Nothing contained in this Agreement shall be construed to make either party the agent for the other party for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf of or binding upon the other party. Each party specifically agrees that it shall have no power or authority to represent the other party in any manner; that it will act as an independent contractor in accordance with the
                               ----------- ----------
terms and conditions of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

          B. Buyer agrees to indemnify and hold SSUI and Copyer free and harmless from any loss, damage or costs, including legal expenses and counsel fees, that SSUI or Copyer becomes liable for to third parties by reason of acts, or failure to act of Buyer in marketing and servicing the Equipment, including, but not limited to (a) warranties made by Buyer's personnel or agents regarding such ink jet plotters or the Equipment contained therein, or the use or performance of the same in connection with any other components or software programming, and (b) improper installation, support or maintenance of the ink jet plotters containing the Equipment.

9.   Patent and Indemnification
     --------------------------

          Nothing herein contained shall be construed as a representation or warranty by SSUI or Copyer that the Equipment furnished hereunder is or will be free from infringement or violation of any patent, copyright, trade secret or any other proprietary right of any third party. In the event of any claim by a third party against Buyer asserting a patent, copyright, trade secret or other proprietary right, infringement involving the Equipment in any country of the world (except those countries under Russian or Chinese control and such other countries as may be mutually agreed upon in writing by the parties hereto from time to time), SSUI will, at its expense, defend and/or settle such claim, and will indemnify Buyer against any damages, judgments or settlements, including any reasonable cost, legal fees or other expenses required for such defense, whether or not such claim is successful, provided, however that Buyer shall promptly notify SSUI in writing of such claim and shall furnish copies of all letters and other documents relating to the allegation of infringement, and SSUI shall be given full and sole authority to defend and settle such claim, action or allegation of infringement. If SSUI requests, Buyer agrees to assist and/or cooperate at SSUI's expense with SSUI in such defense and/or settlement. Anything herein to the contrary notwithstanding, SSUI shall not be obligated to defend or settle or be liable for costs, fees, expenses or damages if the infringement claim arises from the Engine Controller or out of compliance with Buyer's specifications, designs, drawings, instructions or other requirements or out of any addition to or modification of the Equipment of any combination thereof with other products after delivery by SSUI or from use of the Equipment in the practice of a process or system, or from use of the spare parts other than in connection with the Components, in any of which cases Buyer shall assume the defense and/or settlement thereof and pay all costs, fees, expenses, damages, judgments or settlements incurred by SSUI or Copyer. If any infringement claim is brought against Buyer and/or SSUI, or Copyer, or if in SSUI's opinion the Equipment is likely to become a subject of a claim of infringement or violation of any patent, copyright, trade secret or other proprietary right of any third party, SSUI shall be entitled at its option: (a) to procure for Buyer the right to continue the sale and/or use of the Equipment at SSUI's expense, by acquiring a license in the name of SSUI or one of the SSUI's affiliated companies, or of Buyer, (b) to replace or modify the Equipment so as not to infringe such third party's rights while conforming, as closely as possible to original specifications, and in the event that either solution is adopted, SSUI shall be entitled to request a mutually agreeable price modification, or (c) to discontinue further supply of the Equipment in spite of any provisions hereof and without any breach hereof, but prior to SSUI choosing such discontinuance, SSUI agrees to enter into discussions with Buyer in good faith to determine whether a mutually acceptable arrangement (including price and other terms and conditions) for continuing the supply of the Equipment to Buyer can be agreed upon between the parties. In the event of such discontinuance, SSUI shall refund to Buyer the purchase price of units of infringing Equipment which are promptly returned to SSUI from Buyer's inventory in new condition and in unopened boxes. THE FOREGOING STATES THE ENTIRE LIABILITY OF SSUI, COPYER AND BUYER IN RESPECT OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR ANY OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY AND IS IN LIEU OF ALL WARRANTIES, EXPRESS OR IMPLIED, IN REGARD THERETO, AND IN NO EVENT SHALL SSUI, COPYER OR BUYER BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR OTHER ECONOMIC LOSS.

10.  Disclaimer of License
     ---------------------

          Buyer acknowledges that any and all of the patents, designs, trademarks, copyrights, and other rights including any unpatented confidential production method used or embodied in connection with the Equipment will remain the sole property of SSUI or Copyer, as the case may be. Except as shall be necessary to carry out the express provisions of this Agreement, nothing herein shall be construed as granting or conferring to Buyer any rights by license or otherwise, expressly, impliedly or otherwise, for such patents, designs, trademarks, copyrights or other rights, including any unpatented production method.

11.  Force Majeure
     -------------

          Neither SSUI or Buyer shall be in default on any obligation hereunder if such default results from governmental acts or directives (official or unofficial); strikes (legal or illegal); acts of God; war (declared or undeclared); insurrection, riot or civil commotion; fires; flooding or water damage; explosions; embargoes; or otherwise arises out of causes beyond the reasonable control of the party affected. Upon the occurrence of a force majeure event, the affected party shall give written notice thereof to the other party as soon as is practicable, and the affected party shall take reasonable action to minimize the effect of such force majeure event.

12.  Compliance with Applicable Laws
     -------------------------------

          A. Nothing herein shall be construed to permit or require either party to do any act or thing in contravention of any laws or regulations applicable to the production or distribution of the Equipment (including those of the United States or of any agency or instrumentality of the United States or any of the various states). SSUI and Buyer mutually agree to do all things reasonably necessary in order to enable both or either of them to comply with all such laws and regulations.

          B. Without limiting the foregoing, SSUI's obligations hereunder shall at all times be subject to the respective export and import control laws and regulations of the Japanese and United States Governments. Buyer agrees that with respect to the resale or other disposition of the Equipment, Buyer shall comply fully with the customs and import control laws and regulations of the Untied States.


13.  Non-Disclosure of Information; Publicity
     ----------------------------------------

          A. Neither party desires to receive any confidential information from the other party and, accordingly, with respect to any information provided under this Agreement, neither party shall have any confidential obligation or use restriction and either party may freely use such information for any purpose without restriction. To the extent either party determines that there is a need to disclose information deemed confidential, such information shall be specifically identified and protected under the terms of a separate non-disclosure agreement signed by both parties.

          B. Except as may be required by Federal, State or Japanese law, neither Buyer nor SSUI shall release items of publicity of any kind (including, but not limited to, news releases, articles, brochures, reports, advertising and prepared speeches) related to the other party's involvement in the Equipment to be delivered hereunder, unless either party shall have first obtained written approval from the other party.

14.  Term; Termination
     -----------------

          A. This Agreement shall commence on the date hereof and shall continue in full force and effect for a period of three (3) years. It shall automatically renew thereafter on a year-to-year basis unless terminated by either party upon at least sixty (60) days notice prior to the end of the initial or any renewal term.

     B. Without limiting any of the remedies which the non-breaching party may have, this Agreement and/or any Orders outstanding hereunder may be terminated by either party for substantial breach of any material provision of this Agreement by the other party, provided that written notice has been given to the other party of the alleged breach and the other party has not cured the breach within thirty (30) days after delivery of such notice, or has not in good faith made substantial effort and progress in curing the breach during such period while notifying the other party within the thirty (30) day period of the fact that the breach will not be cured, the steps taken and the estimated cure date for the breach. If, even with good faith efforts, the breach continues for a period of sixty (60) days after notice, the other party may terminate this Agreement and/or any Orders outstanding hereunder upon five (5) days notice.

     C. This Agreement and any Orders outstanding hereunder shall be terminated automatically and without notice, if either party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, has a petition filed against it and such petition continues for more than sixty (60) days without dismissal, or admits in writing its inability to pay its debts as they mature or if a receiver is appointed for a substantial part of its assets.

     D. This Agreement and/or any Orders outstanding hereunder may be terminated by SSUI on notice to Buyer if Buyer no longer engages in the plotter business substantially as engaged in by Buyer as of the date hereof, if Buyer sells or otherwise transfers all or substantially all of its plotter business and assets or if, whether by merger, sale of stock or otherwise, Lockheed Corporation no longer owns, directly or indirectly, 50% or more of the capital stock of Buyer. Buyer shall give SSUI advance notice prior to the occurrence of any of such proposed events and SSUI's right to terminate under this subparagraph D may be exercised by SSUI no later than sixty (60) days thereafter.

     E. Termination shall not relieve either party of obligations incurred prior thereto (including Buyer's obligation to pay the purchase price of Equipment theretofore shipped to Buyer), or for any obligation which by its terms is to take effect upon termination.

     F. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR THE OTHER PARTY'S LOST PROFITS RESULTING IN ANY WAY FROM THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED FOR IN RESPECT OF EACH PARTY'S INDEMNIFICATION OF THE OTHER UNDER THIS AGREEMENT.

15.  Assignment
     ----------
         This Agreement constitutes a personal contract and is not assignable by either party in whole or in part without the other party's written consent.

16.  Notices
     -------
         All notices required or permitted to be sent by the terms of this Agreement shall be either sent registered or certified mail, return receipt requested, via facsimile or served personally to the attention of (a) the President of SSUI; or (b) to each of Vice President, Manufacturing and Corporate Secretary of Buyer, at their respective addresses on the first page of this Agreement. All notices shall be deemed effective upon receipt.

17.  Governing Law
     -------------
         A. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

         B. This agreement constitutes the entire agreement between the parties, superseding all previous proposals or understandings, oral or written, relating to the supply of the Equipment to Buyer. No representation or statement not contained on the original copy of this Agreement shall be binding on SSUI or Buyer as a warranty or otherwise, nor shall this Agreement be modified or amended unless in writing and signed by the President of each of SSUI and Buyer. Any suit between the parties relating to this Agreement, other than for payment of the purchase price of the Equipment, shall be commenced, if at all, within one (1) year of the date that it accrues.

     C. If any one or more of the provisions contained in this Agreement or in any Schedule or Exhibit hereto shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

SELEX SYSTEMS U.S.A., INC.              CALCOMP INC.




By:  /s/ A. Nakazato                    By:  /s/ Gary R. Long
    -------------------------               -------------------------
Name:  A. Nakazato                      Name:  Gary R. Long
Title: President                        Title: President

                                   EXHIBIT A

                     List of Equipment and Specifications


Copyer Item #   CalComp Item #    Item Name                  Min. Order Quantity
-------------   --------------    ---------                  -------------------

------------    22049-0015        Mini Engine                40 sets
595-0591-400    21545-0024        BJ Ink Cartridge           1 pallet (1,440 pcs.)
641-0017-000    22049-3050        Carriage Retaining Shaft   2,000 pcs.
641-0020-000    22049-3068        Retaining Pin              2,000 pcs.
